Exhibit 99.1

For Immediate Release

Patrick Industries, Inc. Reports Second Quarter and

Six Months 2013 Financial Results

ELKHART, IN – July 25, 2013 – Patrick Industries, Inc. (NASDAQ: PATK), a major manufacturer and distributor of building and component products for the recreational vehicle (“RV”), manufactured housing (“MH”) and industrial markets, today reported its financial results for the second quarter and six months ended June 30, 2013.

Second Quarter 2013 Financial Results

Net sales for the second quarter of 2013 increased $44.0 million or 38.0%, to $159.6 million from $115.6 million in the same quarter of 2012. The increase was primarily attributable to a 46% increase in the Company’s revenue from the RV industry, which represented approximately 73% of the Company’s second quarter 2013 sales. Sales to the MH industry increased 13%, while sales to the industrial markets increased 33%. The Company estimates that RV industry wholesale unit shipments increased approximately 14% in the second quarter of 2013 compared to the prior year. Additionally, the Company estimates that wholesale unit shipments in the MH industry, which represented approximately 16% of second quarter 2013 sales, rose approximately 10% from the second quarter of 2012. The industrial market sector, which is primarily tied to the residential housing and commercial and retail fixtures markets, accounted for 11% of the Company’s second quarter 2013 sales, and reflected an approximate 17% increase in new housing starts in the second quarter of 2013 compared to the prior year. The Company estimates that approximately 60% of its industrial market sales are linked to the residential housing sector and its sales to the industrial markets generally lag new housing starts by approximately six to nine months.

Excluding the revenue contributions of acquisitions completed in 2012, the Company estimates its organic growth in the second quarter of 2013 at approximately 20%, or $22.8 million of its total revenue increase. The Company estimates that this organic growth was comprised of growth resulting from market share gains of approximately 7% and growth tied to overall industry improvement of approximately 13%. The remaining $21.2 million of the revenue increase in the second quarter of 2013 was attributable to the incremental contribution of the 2012 acquisitions (including related market share and industry growth), resulting in incremental growth of approximately 18%.

Todd Cleveland, President and Chief Executive Officer, said, “We are pleased with our second quarter revenue growth as well as the energy and momentum in our end markets, especially in the RV industry, as evidenced by the solid shipment levels during the first half of the year as well as OEM and dealer sentiment. We believe the dedication of our team members and our focus on delivering value to our customer base, in combination with the acquisitions we have completed over the past several years, will continue to provide positive contributions to our operating profitability and afford us the opportunity to gain additional penetration in the RV, MH and industrial markets. In addition, we also saw the historical seasonal pickup in both the RV and MH markets as measured by higher unit shipments compared to the first quarter of 2013.”

Patrick reported operating income of $12.9 million in the second quarter of 2013, an increase of $5.3 million or 70.2%, from the $7.6 million reported in the prior year. Second quarter 2013 reported net income was $7.6 million or $0.70 per diluted share and included the impact of an income tax provision of $4.8 million or $0.45 per diluted share. As previously reported, Patrick began to record income taxes at an estimated effective tax rate of 39% in the first quarter of 2013. For the second quarter of 2012, the Company reported net income of $13.3 million or $1.22 per diluted share, including the positive impact of a non-cash income tax credit of $6.7 million or $0.61 per diluted share related to the reversal of a portion of the tax valuation allowance against its deferred tax assets.

Second quarter 2013 net income included an after-tax gain on sale of fixed assets of $0.3 million or $0.02 per diluted share, related to the sale of a facility in Halstead, Kansas, while second quarter 2012 net income included a non-cash charge of $0.1 million or $0.01 per diluted share related to mark-to-market accounting for common stock warrants. Exclusive of the gain on sale of fixed assets, net income in the second quarter of 2013 would have been $7.3 million or $0.68 per diluted share. Exclusive of the non-cash credit related to the reversal of the tax valuation allowance and the non-cash charge for stock warrant accounting, and assuming the same estimated effective tax rate of 39% in the second quarter of 2012, net income in the second quarter of 2012 would have been $4.1 million or $0.38 per diluted share.

Six Months 2013 Financial Results

Net sales for the first six months of 2013 increased $83.4 million or 38.2%, to $301.7 million from $218.3 million in the same period in 2012. For the first six months of 2013, the Company’s revenue from the RV industry, which represented approximately 74% of its six months 2013 sales, increased by 48%. The Company estimates that RV industry wholesale unit shipments increased approximately 13% in the first six months of 2013 compared to the prior year. Additionally, revenues from the MH industry, which represented 15% of the Company’s six months 2013 sales, rose 10% compared to the prior year as wholesale unit shipments, as estimated by the Company, increased by approximately 6%. Revenues from the industrial market increased 25% and benefited from improved retail fixture and residential cabinet and furniture sales. The industrial market, which accounted for 11% of the Company’s six months 2013 sales, saw new housing starts increase by approximately 24% for the first six months of 2013 compared to the prior year.

Excluding the revenue contributions of the 2012 acquisitions, the Company estimates its organic growth in the first six months of 2013 at approximately 18%, or $40.2 million of its total revenue increase. The Company estimates that this organic growth was comprised of growth resulting from market share gains of approximately 7% and growth tied to overall industry improvement of approximately 11%. The remaining $43.2 million of the revenue increase in the first six months of 2013 was attributable to the incremental contribution of the 2012 acquisitions (including related market share and industry growth), resulting in incremental growth of approximately 20%.

For the first six months of 2013, Patrick reported operating income of $23.3 million, an increase of $8.2 million or 54.4%, from the $15.1 million reported in the first six months of 2012. Six months 2013 reported net income was $13.6 million or $1.25 per diluted share and included the impact of an income tax provision of $8.7 million or $0.80 per diluted share at an estimated effective tax rate of 39%. For the first six months of 2012, the Company reported net income of $18.3 million or $1.70 per diluted share, including the positive impact of the non-cash income tax credit of $6.7 million or $0.62 per diluted share related to the reversal of the tax valuation allowance against its deferred tax assets discussed above.

Six months 2013 net income included the after-tax gain on sale of fixed assets of $0.3 million or $0.02 per diluted share discussed above, while six months 2012 net income included a non-cash charge of $1.8 million or $0.17 per diluted share related to stock warrant accounting. Exclusive of the gain on sale of fixed assets, six months 2013 net income would have been $13.3 million or $1.23 per diluted share. Exclusive of the non-cash credit related to the reversal of the tax valuation allowance and the non-cash charge for stock warrant accounting, and assuming the same estimated effective tax rate of 39% in the first six months of 2012, six months 2012 net income would have been $8.2 million or $0.76 per diluted share.

In February 2013, the Company’s Board of Directors authorized a stock repurchase program for the purchase of up to $10 million of the Company’s common stock from time to time through open market or private transactions over the following 12 months. As of July 19, 2013, the Company had repurchased 407,330 shares at an average price of $14.92 per share for a total cost of approximately $6.1 million.

In 2011, as a result of the generation of taxable income, the Company began to utilize its federal and state net operating loss carry forwards (the “NOLs”) of more than $29 million and $34 million, respectively, to offset taxable earnings for federal and state tax purposes. At December 31, 2012, the Company had gross federal NOLs remaining of approximately $9.8 million that it fully utilized in the first six months of 2013. In addition, at December 31, 2012, the Company had gross state NOLs remaining of approximately $12.6 million, of which approximately $3.3 million were utilized in the first six months of 2013. The ability to utilize these federal and state NOLs to offset taxable earnings over the past several years significantly enhanced the Company’s cash flows generated from its operations.

“We are excited about our year to date revenue and operating performance in addition to our strong cash flows, which have allowed us to continue to strengthen our balance sheet, maintain appropriate debt and leverage positions, and reinvest in our business through both capital expenditures and acquisitions,” stated Mr. Cleveland. “Our top priority is bringing the highest level of quality products and services to our customers, which we believe will in turn drive shareholder value. We intend to continue to pursue acquisitions and other avenues to increase our top line and grow our operating income, net income, cash flows, and earnings per share. We look forward to the remainder of 2013 and 2014 in anticipation of steadily improving market conditions in all three of the primary markets that we serve.” Mr. Cleveland further noted, “Our success as an organization is dependent on our team’s continued pursuit of the highest standards and performance levels and exceptional customer service in every aspect of our business.”

About Patrick Industries

Patrick Industries, Inc. (www.patrickind.com) is a major manufacturer of component products and distributor of building products serving the recreational vehicle, manufactured housing, kitchen cabinet, household furniture, fixtures and commercial furnishings, marine, and other industrial markets and operates coast-to-coast through locations in 11 states. Patrick’s major manufactured products include decorative vinyl and paper laminated panels, countertops, wrapped profile mouldings, slide out trim and fascia, cabinet doors and components, hardwood furniture, interior passage doors, exterior graphics, and slotwall panels and components. The Company also distributes drywall and drywall finishing products, electronics, wiring, electrical and plumbing products, cement siding, interior passage doors, roofing products, laminate and ceramic flooring, shower doors, furniture, fireplaces and surrounds, interior and exterior lighting products, and other miscellaneous products.

Forward-Looking Statements

This press release contains certain statements related to future results, or states our intentions, beliefs and expectations or predictions for the future, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. Potential factors that could impact results include: the impact of any economic downturns especially in the residential housing market, pricing pressures due to competition, costs and availability of raw materials, availability of commercial credit, availability of retail and wholesale financing for residential and manufactured homes, availability and costs of labor, inventory levels of retailers and manufacturers, levels of repossessed residential and manufactured homes, the financial condition of our customers, retention and concentration of significant customers, the ability to generate cash flow or obtain financing to fund growth, future growth rates in the Company’s core businesses, the ability to effectively manage the costs and the implementation of the new enterprise resource management system, the successful integration of acquisitions, stock price fluctuations, interest rates, oil and gasoline prices, the outcome of litigation, adverse weather conditions impacting retail sales, and our ability to remain in compliance with our credit agreement covenants. In addition, national and regional economic conditions and consumer confidence may affect the retail sale of recreational vehicles and residential and manufactured homes. The Company does not undertake to update forward-looking statements, except as required by law. Further information regarding these and other risks, uncertainties and factors is contained in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, and in the Company's Form 10-Qs for subsequent quarterly periods, which are filed with the Securities and Exchange Commission (“SEC”) and are available on the SEC’s website at www.sec.gov.

Contact:

Julie Ann Kotowski

Patrick Industries, Inc.

574-294-7511 / kotowskj@patrickind.com

(thousands except per share data)	SECOND QUARTER ENDED		SIX MONTHS ENDED
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)	June 30, 2013	July 1, 2012	June 30, 2013	July 1, 2012

NET SALES	$159,576	$115,605	$301,696	$218,293
Cost of goods sold	134,416	97,766	254,100	184,020
Gross profit	25,160	17,839	47,596	34,273

Operating expenses:
Warehouse and delivery	4,710	3,981	9,246	7,655
Selling, general and administrative	7,441	5,940	14,410	10,858
Amortization of intangible assets	521	334	1,040	650
Gain on sale of fixed assets	(426)	(3)	(430)	(3)
Total operating expenses	12,246	10,252	24,266	19,160
OPERATING INCOME	12,914	7,587	23,330	15,113
Stock warrants revaluation	-	134	-	1,804
Interest expense, net	522	790	1,074	1,635
Income before income taxes (credit)	12,392	6,663	22,256	11,674
Income taxes (credit)	4,835	(6,650)	8,680	(6,650)
NET INCOME	$7,557	$13,313	$13,576	$18,324

BASIC NET INCOME PER COMMON SHARE	$0.70	$1.26	$1.26	$1.77

DILUTED NET INCOME PER COMMON SHARE	$0.70	$1.22	$1.25	$1.70

Weighted average shares outstanding – Basic	10,720	10,526	10,814	10,373
Diluted	10,762	10,921	10,856	10,758

(thousands)
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION	June 30, 2013	Dec. 31, 2012
	(Unaudited)
CURRENT ASSETS
Cash and cash equivalents	$5,378	$434
Trade receivables, net	31,963	17,858
Inventories	51,674	46,992
Deferred tax assets	3,292	5,149
Prepaid expenses and other	2,473	3,237
Total current assets	94,780	73,670

Property, plant and equipment, net	37,589	37,069
Goodwill and other intangible assets, net	28,541	29,581
Deferred tax assets	717	676
Deferred financing costs, net	1,513	1,612
Other non-current assets	828	861
TOTAL ASSETS	$163,968	$143,469

CURRENT LIABILITIES
Accounts payable	$32,112	$17,336
Accrued liabilities	11,780	11,816
Total current liabilities	43,892	29,152

Long-term debt	46,008	49,716
Deferred compensation and other	3,026	3,193
TOTAL LIABILITIES	92,926	82,061

SHAREHOLDERS’ EQUITY	71,042	61,408
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$163,968	$143,469